Robocom Systems International Inc.                                 Exhibit 10.12

                       ROBOCOM SYSTEMS INTERNATIONAL INC.
                                511 Ocean Avenue
                           Massapequa, New York 11758

                                                July 18, 2003

Ms. Judy Frenkel
754 West Broadway
Woodmere, NY 11598

Dear Judy:

      As a valued employee of Robocom Systems International Inc. (the "Corporation"), we want to minimize any personal concerns that you may have in connection with any Change in Control (as defined below). Consequently, and as a reward for your continued contributions, we want to provide you with certain financial assurances to allow you to continue to focus on your job. The terms and conditions related to the financial assurances are set forth below:

      1. Severance Payment. Upon the occurrence of any of the events listed below, the Corporation will pay you three equal lump sum cash payments aggregating fifty (50%) of the then current rate of your annual base salary (net of required tax withholding and deductions) (the "Severance Payment"):

            (a) if you are not offered continuing employment by the surviving corporation after the Change in Control, or if the continuing employment offered to you is not, in all material respects, equivalent to your current position and you elect not to accept such employment; or

            (b) if your employment is terminated on or prior to the first anniversary of the Change in Control by the Corporation without Cause (as defined below) or by you for Good Reason (as defined below); in either of which cases the first installment of the Severance Payment is payable within thirty (30) days of such termination of employment, the second installment is payable within sixty (60) days of such termination of employment and the third and final installment is payable within ninety
      (90) days of such termination of employment,.

Each of the events listed in (a) and (b) above is hereinafter referred to as a "Qualifying Event."

The Severance Payment is not payable if, prior to the first anniversary of a Change in Control, the Corporation terminates your employment for Cause or if you voluntarily terminate your employment without Good Reason.

      2. Definitions. For purposes of this letter, the following definitions shall apply:

      (a) "Cause" shall mean (i) fraud, embezzlement and/or misappropriation of the Corporation (or any successor's) funds; (ii) gross and willful misconduct by you in the performance of your duties, (iii) a material violation of the Corporation (or any successor's) Code of Conduct, or (iv) conduct which is determined by a court to constitute a felony or act of moral turpitude, resulting, in each case, causing material damage to the financial condition or reputation of the Corporation (or any successor).

      (b) "Change of Control" shall mean an event or series of events by which
(i) any person (or entity) is


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or becomes the "beneficial owner" (as defined in rules 13d-3 and 13d-5 under the
Securities and Exchange Act of 1934, as amended, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or after the passage of time), directly or indirectly, of a majority of the then outstanding voting stock of the Corporation; (ii) the Corporation consolidates with or merges into another entity or any entity consolidates with or merges into the Corporation, in either event pursuant to a transaction in which then outstanding voting stock of the Corporation is changed into or exchanged for cash, securities or other properties, other than any such transaction where the holders of the voting stock of the Corporation immediately before such transaction, own, immediately after such transaction, voting stock of such surviving entity entitling them to more than fifty (50%) percent of the aggregate voting power of all voting stock of such surviving entity; or (iii) the Corporation conveys, transfers or leases all or substantially all of its assets to any person or entity.

            (c) "Confidential Information" shall mean all proprietary information, data, trade secrets, and know-how, including, without limitation, client lists, research, markets, marketing and other plans, and financial data and information related to the business of the Corporation. Confidential Information also includes any proprietary information received by the Corporation or any related entities from its clients or other third parties. Confidential information does not include information that is in the public domain or otherwise known in the industry (unless such knowledge results from your wrongful disclosure) or is known by you independent of your employment with the Corporation.

            (d) "Good Reason" shall mean (i) the assignment to you of duties materially and adversely inconsistent with your current position, titles, offices, duties, responsibilities or status with the Corporation, (ii) a change in your reporting responsibilities, (iii) any removal of you from, or any failure to re-elect you to, any positions, titles or offices currently held by you, (iv) a reduction in your salary rate, (v) any other changes in your employment so that your employment is no longer equivalent, in all material respects, to your current position, or (vi) relocation of your principal place of employment to a place more than thirty (30) miles from its current location, in each case, without your written consent.

      3. Confidentiality. You hereby agree that, both during your employment and thereafter, you will not disclose or use, except for the benefit of the Corporation, any Confidential Information. Upon termination of your employment with the Corporation, or at the request of the Corporation, whichever is earlier, you will promptly return to the Corporation all original and all copies of any documents or data (irrespective of the form in which such data is stored and, including, without limitation documents, data or other property containing or relating to Confidential Information) that are, or any other property of the Corporation that is, in you possession or control.

      4. No Employment Rights. This letter sets forth the terms of a Severance Payment that is payable upon a Qualifying Event and does not constitute, and should not be considered as, a contract of employment for any duration. Accordingly, this letter will not affect your ability or the ability of the Corporation (subject to the terms of any other agreement(s) that may exist) to terminate your services at any time and for any reason.

      5. Successors and Assigns. This letter shall inure to the benefit of and be binding upon the Corporation and its successors. This letter is fully assignable by the Corporation to its successors whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of its assets provided each such successor expressly assumes and agrees to perform the obligations set forth in this letter in the same manner and to the same extent that the Corporation would be required to perform it if no such succession had taken place.

      6. Arbitration. The Corporation and you agree that any dispute of any kind, nature or description between us, with respect to, relating to or arising out of your employment with the Corporation (or any successor) or the terms of this letter will be submitted to binding arbitration before the American Arbitration Association in New York, New York in accordance with its rules then in effect. The Corporation shall pay directly all fees associated with any such arbitration other than your attorneys' fees. However, should you prevail in such arbitration, the arbitrator shall award reimbursement to you by the Corporation of your reasonable attorneys' fees.

      7. Entire Agreement/Governing Law. This letter constitutes the complete agreement and understanding between us relating to the payment of a Severance Payment and may not be modified or amended


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except in writing signed by the parties. Additionally, this letter is intended to supplement (and not supercede) any employment or other agreements relating to your compensation, your employment status or the termination of your employment that you may have with the Corporation, including, without limitation, any agreements relating to payment of continuation of salary and benefits or other severance amounts upon termination of your employment. This letter shall be governed by the laws of the State of New York.

      As noted above, you are a valued employee and the Corporation would like to retain your services for the benefits of its business. In the event of a Change in Control, we would expect that the successor corporation would likewise recognize your importance to the organization.

      Please note that these matters are highly confidential. This offer is subject to your maintaining the confidentiality of these matters and the contents of this letter. However, you may discuss this offer with your legal and financial advisors, who will instruct to abide by this provision. If you agree with the terms and provisions of this letter, please sign and date this letter as well as the enclosed copy in the place indicated. Keep one copy for your files and return the other copy to Irwin Balaban by July 25, 2003. This offer shall remain open until July 25, 2003 at which time this offer shall become null and void.

      Thank you for your continued contributions to the Corporation.

                                 ROBOCOM SYSTEMS INTERNATIONAL INC.


                                 By: /s/ Irwin Balaban
                                     ---------------------
                                         Name:  Irwin Balaban
                                         Title: Chairman and Chief Executive
                                                Officer

ACCEPTED AND AGREED TO:


By: /s/ Judy Frenkel
    --------------------
Name: Judy Frenkel
Date: July 28, 2003


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